Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Financial Results for the Third Quarter and Nine Months Ended March 31, 2006
Dallas, Texas — May 11, 2006 — Peerless Mfg. Co. (Nasdaq: PMFG) today reported financial results for the third quarter and nine months ended March 31, 2006.
For the third quarter ended March 31, 2006, revenues were $18.1 million, an increase of $5.1 million, or 39.2%, compared to revenues of $13.0 million for the third quarter of fiscal 2005. Net earnings for the third quarter were $915,000, or $.29 per diluted share, an increase of $710,000, or 346.3%, compared to net earnings of $205,000, or $.07 per diluted share for the same period last year.
For the nine months ended March 31, 2006, revenues were $41.3 million, an increase of $6.2 million, or 17.7%, compared to revenues of $35.1 million for the same period last year. Net loss for the nine months ended March 31, 2006, was $599,000 or ($.20) per diluted share, compared to a net loss of $421,000, or ($.14) per diluted share for the same period last year.
At March 31, 2006, the Company reported total assets of $43.0 million, working capital of $20.6 million and a current ratio of 2.1-1.0.
Mr. Sherrill Stone, Chairman and Chief Executive Officer, stated, “We are pleased to report these improved results for our third quarter in which the Company’s net earnings of 5.0% of revenues reflect pricing improvements in the markets we compete and in our cost control efforts. We expect the demand for our products to remain strong as evidenced by the consistency in our backlog of approximately $47 million at March 31, 2006 and December 31, 2005, and approximately $48 million at September 30, 2005. Additionally, the Company’s financial position, liquidity and capital resources at March 31, 2006 are strong and sufficient to meet the Company’s needs.”
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company is headquartered in Dallas, Texas, and markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend”

and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Operating Results and Other Risk Factors,” in our Annual Report on Form, 10-K for the fiscal year ended June 30, 2005. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
Operating Results	March 31,		March 31,
	2006	2005	2006	2005

Continuing Operations
Revenues	$18,121	$12,999	$41,297	$35,061
Cost of goods sold	12,778	9,155	30,455	25,063

Gross profit	5,343	3,844	10,842	9,998
Operating expenses	3,890	3,650	11,868	10,776

Operating income (loss)	1,453	194	(1,026)	(778)
Other income (expense)	63	56	302	160
Income tax benefit (expense)	(513)	(45)	246	250

Net earnings (loss) from continuing operations	1,003	205	(478)	(368)

Loss from discontinued operations, net of tax	(88)	—	(121)	(53)

Net earnings (loss)	$915	$205	$(599)	$(421)

Earnings (Loss) per Share *
Basic — continuing operations	$0.32	$0.07	$(0.16)	$(0.12)
Basic — discontinued operations	(0.03)	—	(0.04)	(0.02)

	$0.30	$0.07	$(0.20)	$(0.14)

Diluted — continuing operations	$0.32	$0.07	$(0.16)	$(0.12)
Diluted — discontinued operations	(0.03)	—	(0.04)	(0.02)

	$0.29	$0.07	$(0.20)	$(0.14)

	* Certain earnings (loss) per share amounts may not total due to rounding

Weighted Average Shares Outstanding
Basic	3,088	3,032	3,056	3,026
Diluted	3,136	3,075	3,056	3,026

	March 31,	June 30,
Condensed Balance Sheet Information	2006	2005

Current assets
Continuing operations	$39,128	$35,696

Total current assets	$39,128	$35,696

Total Assets
Continuing operations	$43,022	$39,795
Discontinued operations	9	9

Total assets	$43,031	$39,804

Current Liabilities
Continuing operations	$18,352	$15,318
Discontinued operations	220	106

Total current liabilities	$18,572	$15,424

Shareholders’ equity	$24,369	$24,290